Exhibit 99.1

September 2021 Investor Presentation Seaport Global Acquisition Corp. © 2021 Redbox Automated Retail, LLC. Proprietary and Confidential

– 2 – Important Information About the Business Combination and Where to Find It In connection with the proposed business combination, Seaport Global Acquisition has filed a preliminary proxy statement and int ends to file a definitive proxy statement with the Securities and Exchange Commission (“SEC”). The preliminary and definitive pr oxy statements and other relevant documents will be sent or given to the stockholders of Seaport Global Acquisition as of the rec ord date established for voting on the proposed business combination and will contain important information about the proposed bu si ness combination and related matters. Stockholders of Seaport Global Acquisition and other interested persons are advised to read, th e preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection w ith Seaport Global Acquisition’s solicitation of proxies for the meeting of stockholders to be held to approve, among other thing s, the proposed business combination because the proxy statement will contain important information about Seaport Global Acquisi tio n, Redbox and the proposed business combination. When available, the definitive proxy statement will be mailed to Seaport Global Ac quisition’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders wil l also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov/ or by d ire cting a request to: Seaport Global Acquisition Corp., 360 Madison Avenue, 20th Floor, New York, NY 10017, Attention: Secretar y, telephone: (212) 616 - 7700. The information contained on, or that may be accessed through, the websites referenced in this commun ication is not incorporated by reference into, and is not a part of, this communication. Participants in the Solicitation Seaport Global Acquisition, Redbox and their respective directors and executive officers may be deemed participants in the so lic itation of proxies from Seaport Global Acquisition’s stockholders in connection with the business combination. Seaport Global Acquisition’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the d ire ctors and officers of Seaport Global Acquisition in Seaport Global Acquisition’s final prospectus filed with the SEC on Decem ber 1, 2020 in connection with Seaport Global Acquisition’s initial public offering. Information regarding the persons who may, under SEC ru les, be deemed participants in the solicitation of proxies to Seaport Global Acquisition’s stockholders in connection with th e p roposed business combination is set forth in the proxy statement for the proposed business combination. Additional information regard ing the interests of participants in the solicitation of proxies in connection with the proposed business combination is included i n the proxy statement that Seaport Global Acquisition has filed with the SEC. No Offer or Solicitation This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall th ere be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the reg ist ration or qualification under the securities laws of any such jurisdiction. Confidentiality Notice and Undertaking As used herein: "Evaluation Material" refers to this presentation and any other information regarding Seaport Global Acquisit ion or Redbox furnished or communicated to the recipient by or on behalf of Seaport Global Acquisition or Redbox, other than info rm ation that is already public. The recipient acknowledges that Seaport Global Acquisition and Redbox consider the Evaluation Material t o include confidential, sensitive and proprietary information and agrees that it shall keep the Evaluation Material confident ial ; provided however that ( i ) it may make any disclosure of such information to which Seaport Global Acquisition or Redbox gives its prior written consen t a nd (ii) any of such information may be disclosed to it, its affiliates and their respective partners, directors, officers, employees, agents, advisors and other representatives (collectively, "Representatives") (it being understood that such Repres ent atives shall be informed by it of the confidential nature of such information and shall be directed by the recipient to treat su ch information in accordance with the terms of this notice and undertaking). The recipient agrees to be responsible for any breach of this n oti ce and undertaking that results from the actions or omissions of its Representatives. The recipient shall be permitted to disclo se the Evaluation Material in the event that it is required by law or regulation or requested by any governmental agency or other re gul atory authority (including any self - regulatory organization) or in connection with any legal proceedings. The recipient agrees t hat it will notify Seaport Global Acquisition and Redbox as soon as practical in the event of any such disclosure (other than at the requ est of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process. The recipient ac kn owledges and agrees that Seaport Global Acquisition and Redbox and their respective affiliates shall not have any liability related to the un authorized misuse of this presentation or any related marketing materials by any recipient or any of its Representatives. Forward - Looking Statements This communication includes certain statements that are not historical facts but are forward - looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward - looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should, ” “ would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate fu ture events or trends or that are not statements of historical matters. All statements, other than statements of present or histor ica l fact included in this communication, regarding Seaport Global Acquisition’s proposed business combination with Redbox, Seap ort Global Acquisition’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financ ial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues an d losses, projected costs, prospects, plans and objectives of management are forward - looking statements. These statements are based on var ious assumptions, whether or not identified in this communication, and on the current expectations of the respective manageme nt of Seaport Global Acquisition and Redbox and are not predictions of actual performance. These forward - looking statements are provid ed for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a p rediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and wil l differ from assumptions. Many actual events and circumstances are beyond the control of Seaport Global Acquisition or Redbo x. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward - look ing statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and le gal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulator y a pprovals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined co mpa ny or the expected benefits of the business combination or that the approval of the stockholders of Seaport Global Acquisition or Redbo x i s not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the pro jected financial information with respect to Redbox; the amount of redemption requests made by Seaport Global Acquisition’s stockholders; the ove rall level of consumer demand for Redbox’s products; general economic conditions and other factors affecting consumer confide nce , preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial stren gth of Redbox’s customers; Redbox’s ability to implement its business and growth strategy; changes in governmental regulation, Re db ox’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Redbox’s business, as a result o f t he COVID - 19 pandemic and government actions and restrictive measures implemented in response, and as a result of the proposed transaction; Redbox’s ability to retain and expand customer relationships; competitive pressures from many sources, including th ose using other distribution channels, having more experience, larger or more appealing inventory, better financing, and bett er relationships with those in the physical and streaming movie and television industries; developments in the home video distri but ion market as newer technologies and distribution channels compete for market share, and Redbox experiences a secular decline in the physical rental market; the impact of decreased quantity and quality of movie content availability for physical and digital d ist ribution due to changes in quantity of new releases by studios, movie content failing to appeal to consumers’ tastes, increas ed focus on digital sales and rentals, and other general industry - related factors; the termination, non - renewal or renegotiation on material ly adverse terms of Redbox’s contracts or relationships with one or more of its significant retailers or studios; Redbox’s in abi lity to obtain licenses to digital movie or television content for home entertainment viewing; Redbox’s reliance upon a number of partners t o m ake its digital service available on their devices; unforeseen costs and potential liability in connection with content Redbo x a cquires, produces, licenses and/or distributes through its service; the impact of the COVID - 19 pandemic on Redbox’s business, results of operations and financial condition, its suppliers and customers and on the global economy; the impact that global climate cha nge trends may have on Redbox and its suppliers and customers; Redbox’s ability to protect patents, trademarks and other intellectual pr ope rty rights; any breaches of, or interruptions in, Seaport Global Acquisition’s information systems; fluctuations in the price , a vailability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect Seaport Global Acquisition’s or Redbox’s financial results is include d f rom time to time in Seaport Global Acquisition’s public reports filed with the SEC, including its Annual Report on Form 10 - K, Qu arterly Reports on Form 10 - Q, and Current Reports on Form 8 - K as well as the preliminary proxy statement that Seaport Global Acquisition has filed and the definitive proxy statements that Seaport Global Acquisition intends to file with the SEC in connection with S eaport Global Acquisition’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the p rop osed business combination. If any of these risks materialize or Seaport Global Acquisition’s or Redbox’s assumptions prove in cor rect, actual results could differ materially from the results implied by these forward - looking statements. There may be additional risks that neither Seaport Global Acquisition nor Redbox presently know, or that Seaport Global Acquisition and Redbox currently believe a re immaterial, that could also cause actual results to differ from those contained in the forward - looking statements. In addition, forward - looking statements reflect Seaport Global Acquisition’s and Redbox’s expectations, plans or forecasts of future events a nd views as of the date of this communication. Seaport Global Acquisition and Redbox anticipate that subsequent events and developments w ill cause their assessments to change. However, while Seaport Global Acquisition and Redbox may elect to update these forward - looki ng statements at some point in the future, Seaport Global Acquisition and Redbox specifically disclaim any obligation to do so, exc ept as required by law. These forward - looking statements should not be relied upon as representing Seaport Global Acquisition’s or Redbox’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be p lac ed upon the forward - looking statements.

OUR VISION

Redbox provides **quality home entertainment for everyone**



redbox.
SEARCH
FREE LIVE TV
FREE ON DEMAND
ON DEMAND
DEALS
BLACK VOICES
LIBRARY
MY ACCOUNT
MOVIES & TV
NEWS
SPORTS
CRIME & SCANDAL
ENTERTAINMENT
FOOD & DESIGN
LIFESTYLE
At The Box
On Demand
Games
Deals
More
Movies
Download Redbox on your TV
Stream Movies & Free Live TV on your Big Screen
New Movies to Rent

OUR MISSION

Redbox makes it **ridiculously cheap and easy** for consumers to get the home entertainment they want most

Redbox Universe at a Glance

40 million
CUSTOMERS

39 million
LOYALTY MEMBERS

400 million
EST WEEKLY RETAIL IMPRESSIONS(1)

46 million+
EMAIL SUBSCRIBERS

600 million+
MONTHLY MEDIA IMPRESSIONS(2)

43 million+
APP DOWNLOADS

6 million
SMS SUBSCRIBERS

7 million+
SOCIAL MEDIA REACH(3)

(1) Based on estimated foot traffic at our retail locations. Sources: Retailer Reported Traffic, Placer
(2) Based on estimates and partner analytics. Sources: Google, LiveIntent, Vistar, Magnite
(3) Total combined followers across Facebook, Instagram, and Twitter

– 3 –

– 4 – Theatrical Release PVOD / Electronic Sell Through (EST) Physical Disc Rental & Purchase Transactional Video On Demand SVOD / Premium Channels Ad - Supported radical transformation from a legacy DVD rental business to a multi - faceted digital entertainment company Redbox is undergoing a that spans multiple entertainment windows and business models Transformation Provides More Choice Than Any Competitor Single Sign On In - App Streaming Single Payment

– 5 – Redbox Provides a Single App Experience Note: The display of these trademarks, service marks and trade names is for illustrative purposes only. Redbox does not currently have agreements in place with these companies but intends to pursue them. (1) (1) (1) (1) (1) Coming 2021

– 6 – Value Conscious Movies Lovers • 71% of customers identify as “Deal Hunters” (1) • 58% of customers are heavily engaged in loyalty/rewards programs (1) • Users consume significantly more movies than Average US Broadband Household - 72% more movies in theatres (2) - 2x more movie rentals (2) • Users spend more on Cable TV than Average Entertainment Consumer (3) Adoption Opportunity 70% of customers are late adopters of new technology (1) Differentiated Customer Base That is Still Migrating to Streaming (1) Source: Redbox Customer Panel; 2019 Psychographic Profiling Survey (2) Source: Interpret's New Media Measure syndicated study Q3'18 (Age 13 - 65) (3) Source: MasterCard Data Warehouse; Apr’19 - Mar’20 Study (4) Source: SNL Kagan – April 2020 70.0% 64.1% 59.1% 54.8% 51.5% 48.6% 30.0% 35.9% 40.9% 45.2% 48.5% 51.4% 20% 30% 40% 50% 60% 70% 80% 2019 2020 2021 2022 2023 2024 MVPD + vMVPD Online Only + Over the Air Household Penetration for Pay TV vs Non - Pay TV (4)

– 7 – Digital Transformation is Building on a Strong Foundation 6Bn+ Lifetime Rents 40MM Annual Customers 46MM E - mail Subscribers 2.5x Digital Growth in 2020 $44Bn TAM AVOD & SVOD (2021E) Established brand and market leader in home entertainment Large and highly differentiated customer base Huge marketing reach and scaled loyalty program Rapid digital transformation proven by business trends Digital plays in both massive and fast - growing AVOD and SVOD 1 2 3 4 5

– 8 – $22 $58 $72 $13 $14 $17 $- $50 $100 $150 $200 $250 $300 $350 Physical Rents PRM TVOD Digital Products (1) Physical Rents & Sell - through, TVOD are based on actual multi - product Redbox customers (2) Includes a combination of TVOD, SVOD subscriptions, and AVOD hours watched Customer Value of Multi - Product Customers Physical Rents (1) Physical Rents & Sell - Through (1) Physical Rents, Sell - Through, & TVOD (1) Physical Rents & Sell - Through, TVOD, + New Digital Products (2) Physical Rents & Sell - Through, TVOD, + New Digital Products (2) Range of Opportunity from Launching Ad - Supported & SVOD Channel Products $215 $295 Expanding Digital Offerings Increases TAM & Customer Value Potential

– 9 – Converting a Small Percentage of Existing Customers to Consistent Multi - Product Users Leads to $800MM to $1Bn+ in Annual Revenue from this Cohort Alone 40,000,000 10-15% Conversion Rate Total Redbox Customers x $215 customer value $860MM - $1.3Bn x $295 customer value $1.2Bn - $1.8Bn Range of Revenue of Opportunity from Consistent, Multi - Product Customers 4,000,000 – 6,000,000 Revenue opportunity is in addition to single - product customer revenue (e.g. Legacy Only or TVOD Only or AVOD Only)

Digital Transformation Underway

On Demand
Transactional PVOD/ VOD/ EST

Dec 2017

- ✓ 14MM+ lifetime transactions
- ✓ 3MM+ total customers
- ✓ 129% CAGR of TVOD Revenue(1)

redbox.
ON DEMAND

Free Live TV
Ad-Supported Linear Channels

Feb 2020

- ✓ 1MM+ MAU since inception
- ✓ 9MM+ unique devices in last 12 months
- ✓ 100+ channels
- ✓ 3 Redbox channels


redbox.
STREAM
FREE
LIVE TV

Free On Demand
Ad-Supported Moves & TV

Dec 2020

- ✓ 2K+ AVOD titles and growing
- ✓ 960% YoY growth in ad-supported hours as of June '21


STREAM
FREE
MOVIES & TV
NO SUBSCRIPTION REQUIRED
STREAM FREE

Premium / SVOD Channels
3rd Party SVOD Channel Subscriptions

Q2 2022

- ✓ 62K+ bundles purchased in Showtime market test
- ✓ Increased customer acquisition & retention through Redbox loyalty and promotions



(1) Representative of TVOD Annual Revenue CAGR from 2018 to 2020

– 10 –

redbox.

– 11 – $20 $40 $55 $193 $384 2019A 2020A 2021E 2022E 2023E Digital Projections On Demand Revenue Projection The digital transformation builds atop a solid foundation of digital experiences already available with Redbox. The investment in Free On Demand and build out of SVOD Channels will drive an expected 113% CAGR between 2020 and 2023. Growth rates in 2020 and 2021 impacted by fewer new title releases $ in millions Digital Business Segment Transactional VOD + + Ad - Supported (AVOD & FLTV) SVOD / Premium Channels + Media Network

– 12 – Kiosk is a Valuable Marketing Asset • ~40K kiosks in front of high traffic storefronts • Kiosks generate 400MM+ estimated weekly retail impressions • Kiosk has numerous marketing placements, including video, that also market our digital products Redbox Kiosk Network

– 13 – 4,000 digital video screens being installed across prime retail placements in 2021 to enhance in - store marketing capabilities, with opportunity to expand more broadly across kiosk network Massive DOOH Opportunity to Monetize Kiosk Network $5.6Bn (1) 2020 DOOH TAM in US SSP & DSP Growth Provide New Opportunities (1) 2020, Research & Markets – “Digital OOH – Global Market and Trajectory & Analytics” >$70MM Annual Revenue Opportunity across 40K kiosks, with strategic opportunity to build out a broader retail network, rolling up additional retail placements in digital out of home (DOOH)

– 14 – Redbox Entertainment creates a distinct competitive advantage and incremental margin 21 Titles Released to Date (1) 26 More Titles Committed (1) 36 + Targeted Releases per Year Redbox Entertainment Drives Higher Margins Physical Rental Premium Pay/ SVOD Transactional AVOD Revenue is generated through multiple release channels and will range depending on title (1) Title counts as of 7/15/2021

– 15 – Legacy Business Segment Kiosk Business Service Business + + $809 $506 $345 $712 $728 2019A 2020A 2021E 2022E 2023E Valuable & Diversified Legacy Business Legacy Business Revenue Projection The legacy business is expected to return to a pre - pandemic level of physical title releases in 2022 and beyond. Further diversification of legacy revenues through Redbox Entertainment and the Service business will also add to topline revenue. $ in millions COVID Impacted (1) (1) 2020A and 2021E experienced ~50% reduction in theatrical releases compared to 2019A (2) 2022E and 2023E title counts are estimated and subject to change (3) 2019A financials exclude Games Business results for comparability. Games Business was wound down in Dec 2019 Theatrical Title Count 140 68 59 140 - 150 (2) 140 - 150 (2) (3)

– 16 – Metric 2019A 2020A 2021E 2022E 2023E Title Count 140 68 59 (1) 140 – 150 (1) Rentals (in millions) 250 146 Will range based on timing of releases and title productivity Avg. Rentals / Title (in millions) 1.8 2.2 Expect declines in title productivity; assumed 1.0 - 1.2 rents per title in 2022 and 2023 Avg. Revenue / Rental $3.12 $3.12 Ability to optimize pricing All Legacy Revenue ($ in millions) $809 $506 Rental revenue a function of productivity & price optimization Performance at the Kiosk ▪ Global markets are still in the process of re - opening and large titles that depend on global audience may continue to shift ▪ With the return of theatrical exhibition at more normal levels, expect 140 – 150 releases in 2022 and 2023 ▪ Declining productivity per title can be offset by increasing revenue per rental (1) Expected title counts are subject to change

– 17 – '20-'23 ($ in millions) 2019A 2020A 2021E 2022E 2023E CAGR Net Revenue: Redbox Legacy $809 $506 $345 $712 $728 12.8% Redbox Digital $20 $40 $55 $193 $384 113.0% Total Net Revenue $829 $546 $400 $906 $1,112 26.7% % Growth -20.7% -34.1% -26.8% 126.4% 22.8% Gross Profit $498 $325 $241 $506 $565 20.2% % Margin 60.1% 59.5% 60.1% 55.9% 50.8% Total Operating Costs $323 $251 $219 $321 $332 9.8% One-time Addbacks $21 $39 $19 $7 $3 Adj. EBITDA $196 $114 $40 $193 $237 27.6% % Margin 23.6% 20.8% 10.1% 21.3% 21.3% Capital Expenditures $33 $21 $14 $20 $15 -11.5% Free Cash Flow $163 $93 $26 $173 $222 33.8% % Conversion 83.2% 81.5% 64.9% 89.8% 93.8% Notes: 2021E updated as of September 2021 Timing of investments from proceeds will impact when benefits are realized Operating Costs exclude public company costs Free Cash Flow is defined as Adjusted EBITDA less total capital expenditures 2019A financials exclude Games Business results for comparability. Games Business was wound down in Dec 2019 Summary Financials 2019 - 2023 COVID Impacted Years

– 18 – Sources Uses Illustrative Pro Forma Valuation Illustrative Pro Forma Ownership (1) ($ in millions) 58.8% 25.8% 6.4% 9.0% Existing Redbox Shareholders SPAC Public Investors SPAC Sponsor Shares PIPE Investors (2) (3) Existing Redbox Shareholders Equity Rollover $328 55.3% Sponsor Promote (3) 36 6.1% SPAC Cash in Trust (2) 145 24.5% Cash at Closing 34 5.7% PIPE Proceeds 50 8.4% Total Sources $593 100.0% Existing Redbox Shareholders Equity Rollover $328 55.3% Sponsor Promote (3) 36 6.1% Cash to Balance Sheet 109 18.4% Debt Paydown 100 16.9% Estimated Transaction Costs 20 3.4% Total Uses $593 100.0% Illustrative Share Price $10.00 Pro Forma Shares Outstanding (1) 55.7 Implied Equity Value $557 Plus: Pre - Transaction Debt 344 Less: Debt Paydown (100) Less: Pro Forma Cash to Balance Sheet (109) Implied Pro Forma Enterprise Value $693 Implied Pro Forma EV / ’22E Revenue 0.8x Implied Pro Forma EV / ’22E Adj. EBITDA 3.6x Transaction Summary ($ in millions except share price) (1) Excludes dilutive impact of 16.8mm warrants from SGAM’s public offering. All warrants have a strike price of $11.50 per share (2) Assumes estimated cash held in trust at closing and no redemption of SGAM public shares (3) SPAC Sponsor Shares include 3.6mm SGAM Founder Shares

– 19 – EV / 2022E Revenue Source: CapitalIQ as of 7/09/2021 Note: Redbox represents Adjusted EBITDA Median: 2.8x Median: 9.1x Valuation Benchmarking Median: 4.7x Median: 29.7x NA NM NA Digital Platform Peers Legacy Platform Peers EV / 2022E EBITDA 0.8x 14.8x 7.2x 4.9x 4.5x 4.3x 3.7x 4.4x 4.3x 3.0x 3.0x 2.6x 2.4x 1.8x 1.5x 3.6x 133.4x 29.7x 17.5x 22.2x 15.0x 10.7x 9.6x 8.6x 8.2x 8.1x 7.7x

– 20 – 39 36 33 32 37 26 0 5 7 11 15 26 Q1 Q2 Q3 Q4 2019 2020 2021 No theatrical r eleases due to COVID closures Quarterly Theatrical Title Count (1) Lack of Content Impacts Q2 2020 through 2021 Results The theatrical release slate was materially impacted by COVID in 2020 and 2021 driving more than a 50% reduction in releases at Redbox. The slate is expected to improve in late 2021 and return to pre - pandemic levels with more consistency in 2022 and beyond. Timing of releases is a large factor of rental volume in the year as titles released later in the year have less time to be monetized within that specific period . (1) Future title counts are subject to change

– 21 – Recent Deals Showcase Progress of Digital Strategy

Risk Factors

- Redbox faces competitive pressures from many other sources, including those using other distribution channels, having more experience, larger or more appealing inventory, better financing, and better relationships with those in the physical and streaming movie and television industries.
- The home video distribution market is rapidly evolving as newer technologies and distribution channels compete for market share, and we have experienced a secular decline in the physical rental market.
- Decreased quantity and quality of movie content availability for physical and digital distribution due to changes in quantity of new releases by studios, movie content failing to appeal to consumers' tastes, increased focus on digital sales and rentals, and other general industry-related factors, including financial disruptions, and labor conflicts may impact our revenue.
- The termination, non-renewal or renegotiation on materially adverse terms of our contracts or relationships with one or more of our significant retailers or studios could seriously harm our business, financial condition and results of operations.
- Our inability to obtain licenses to digital movie or television content for home entertainment viewing could adversely affect our business.
- We rely upon a number of partners to make our digital service available on their devices. Their performance may, including any outages, could negatively impact our results.
- We face risks, such as unforeseen costs and potential liability in connection with content we acquire, produce, license and/or distribute through our service.
- If the technology we use in operating our business fails, is unavailable, or does not operate to expectations, our business and results of operation could be adversely impacted.
- Demand for our products and services may be sensitive to pricing changes.
- As our business expands to provide new products and services, and as we continue our efforts to enhance the Redbox customer experience, we are increasing the amount of consumer data that we collect, transfer, retain and use as part of our business. These activities are subject to laws and regulations, as well as industry standards, in the jurisdictions in which our products and services are or may be made available.
- Our future operating results will depend significantly on our ability to continue to drive new and repeat use of our Redbox kiosks, continued development of digital offerings, our ability to develop and commercialize new products and services, such as third-party kiosk servicing line of business, and the costs incurred to do so.
- Failure to adequately comply with privacy notices, information security policies, standards or legal requirements or to adequately safeguard against breaches of such policies, standards or requirements could adversely affect our operations and could damage our business, reputation, financial position and results of operations.
- Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could result in a loss or degradation of service, unauthorized disclosure of data, including member and corporate information, or theft of intellectual property, including digital content assets, which could adversely impact our business.
- The application of existing laws and regulations, changes in laws or enactment of new laws and regulations, that apply, or may in the future apply, to our current or future products or services, changes in governmental authorities' interpretation of the application of various government regulations to our business, or the failure or inability to gain and retain required permits and approvals could materially and adversely affect our business.
- Events outside of our control, including the economic environment, or business interruption created by natural disasters or global pandemics, including the ongoing impact of COVID-19, have negatively affected, and could continue to negatively affect, consumers' use of our products and services.
- The loss of personnel or the inability of replacements to quickly and successfully perform in their new roles could adversely affect our business.
- Our ability to obtain additional funding in the future, if and as needed, through equity issuances or loans, or otherwise meet our current obligations to third parties, could be adversely affected if the economic environment continues to be difficult.
- We have debt outstanding and may incur additional debt in the future, which may adversely affect our financial condition and future financial results.
- If we are unable to meet our debt obligations, we could be forced to restructure or refinance such obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all.

– 22 –

redbox.

– 23 – ▪ ARPU – Average Revenue per User ▪ AVOD – Advertising Video On Demand ▪ CPA – Cost Per Acquisition ▪ CRM – Customer Relationship Management ▪ DOOH – Digital Out Of Home Advertising ▪ DSP – Demand - Side Platform ▪ EST – Electronic Sell Through ▪ FLTV – Free Live TV ▪ LOB – Line of Business ▪ LTD – Life - to - Date ▪ MAU – Monthly Active Users ▪ MVPD – Multichannel Video Programming Distributor ▪ vMVPD – Virtual Multichannel Video Programming Distributor ▪ PIPE – Private Investment in Public Equity ▪ PRM – Previously Rented Movie ▪ PVOD – Premium Video on Demand ▪ SSP – Supply - Side Platform ▪ SVOD – Subscription Video on Demand ▪ TAM – Total Addressable Market ▪ TVOD – Transactional Video On Demand ▪ VOD – Video on Demand Acronym Definitions